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                                                                     Exhibit (c)


[LETTERHEAD OF GEON COMPANY APPEARS HERE]


                                         December 16, 1998


CONFIDENTIAL

C. Bryant Nickerson
Treasurer, CFO and Secretary
O'Sullivan Corporation
P.O. Box 3510
Winchester, VA 22604-2547

Dear Mr. Nickerson:

The Geon Company (Geon), a Delaware corporation with offices at One Geon Center, Avon Lake, Ohio 44012, and O'Sullivan Corporation (O'Sullivan), a corporation with offices at 1944 Valley Avenue, Winchester, Virginia 22601, wish to discuss possible synergistic combinations and/or relationships between our two companies (the "Scope"). One or both of the parties may consider all or some portion of the information which the parties will exchange in discussing the Scope (whether in the form of oral communication, written documents, data storage media, things, plant or facility visits, or any other suitable or customary form) to have a confidential, proprietary, or trade secret nature (all such hereafter referred to as "Proprietary Information"). For purposes of administrative convenience, each party will regard all information disclosed by the other party in discussing the Scope as constituting the disclosing party's Proprietary Information except to the extent that a disclosing party identifies information (or particular elements thereof) when conveyed as not constituting Proprietary Information.

With respect to all such Proprietary Information disclosed by a party, the receiving party shall:

     (a) use at least the same efforts to maintain the confidentiality of the disclosed Proprietary Information as the receiving party uses with its own information of similar import and sensitivity;

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     (b)  not disclose the Proprietary Information to any third party without the consent of the disclosing party;

     (c) use the disclosed Proprietary Information only for the purposes within the Scope and not for any other purpose; and

     (d) limit access to the disclosed Proprietary Information to those of the receiving party's employees and agents who have a need-to-know, who have agreed to honor and/or have received instructions to honor the terms of this letter agreement, and who will safeguard such disclosed Proprietary Information against further disclosure with the duty of care set forth in subparagraph (a) above.

The receiving party assumes all responsibility for a failure by a receiving party's employee to maintain confidentiality of such Proprietary Information. The duties of confidentiality hereunder shall expire ten (10) years after the date of last disclosure hereunder.

The foregoing obligations shall not apply however, to any such Proprietary Information which;

     (v) the receiving party demonstrates it possessed prior to disclosure by the disclosing party;

     (w) now or hereafter constitutes information generally available to the public, so long as such public availability results from a cause other than a violation of the provisions of this letter agreement by the receiving party;

     (x) a third party discloses to the receiving party, so long as the receiving party, upon diligent inquiry, has no reasonable basis to believe the third party has an existing obligation of confidentiality to the disclosing party, directly or indirectly with respect to such Proprietary Information;
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     (y) the receiving party develops information equivalent to the Proprietary
     Information without reference in any manner to the disclosed Proprietary Information; or

     (z) the receiving party must disclose pursuant to a valid order of a court of competent jurisdiction or an administrative agency; provided that the
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     receiving party must give the disclosing party as much advance notice of the order as reasonably possible and co-operate with the disclosing party, at the disclosing party's expense, in lawful actions the disclosing party takes to resist or restrict disclosure under such order or to obtain confidential treatment of Proprietary Information made available pursuant to the order.

Simply because more general information otherwise available to the public or to the receiving party embraces, but does not specifically disclose, a particular aspect of, or some item or portion of, the Proprietary Information, shall not operate to relieve the receiving party of the confidentiality obligations in this letter agreement.

Upon request of a disclosing party, the party receiving a particular item of Proprietary Information will return to the disclosing party the originals of the Proprietary Information provided to the receiving party, together with all copies of the same made by or for the receiving party, and together with all documents generated by the receiving party which reflect the disclosed Proprietary Information, or in the alternative, destroy all such material and certify the destruction in wiring to the disclosing party; provided that the
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receiving party may retain one copy thereof for legal defense purposes only.

Nothing in this letter shall operate to grant, expressly or by implication, any rights under a disclosing party's patents, technical information, know-how, or other intellectual property, not operate as an independent undertaking on the part of either party to do or perform duties or obligations not falling within the purview of the terms of this letter, nor operate to require the disclosure of any particular item(s) of information.

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Each party acknowledges the possible inadequate nature of remedies at law for any breach by it of the provisions of this letter, and agrees that a disclosing party, with respect to a particular item(s) of Proprietary Information, will have a right to seek equitable relief in the event of a breach or threatened breach by a receiving party.

Each party understands that the other does not make any representation of warranty as to the accuracy or completeness of the Proprietary Information and that only such representations and warranties as may be contained in a definitive written agreement regarding the Scope shall be binding upon the parties. Each party further understands that the other is under no obligation to negotiate an agreement regarding the Scope of to enter into a definitive agreement regarding the Scope.

In addition, each party agrees that, without the prior written consent of the other, none of its directors, officers, employees or agents who had access, directly or indirectly, to the Proprietary Information, will, for period of three years from the date hereof, directly or indirectly solicit for employment any person employed by the other party with whom any of such persons have had contact or who became known to any such persons during the evaluation of the other party. Each party also agrees that neither it nor its directors, officers, employees, agents, financing sources, advisors and representatives will contact any employee or shareholder of the other party in connection with its evaluation of the other party without the prior written consent of the other party.

The parties may terminate the agreement embodied by this letter at any time upon the giving of written notice from one party to the other, but both the duties of confidentiality undertaken as to Proprietary Information disclosed prior to any such termination and the rights of the parties to enforce such confidentiality duties nonetheless shall survive such termination for the duration set forth in this letter.

The laws of the state of Ohio and the United States shall govern the interpretation of the terms of this letter.

This letter comprises the entire agreement and understanding between the parties hereto relating to the Proprietary Information referred to in this letter, and supersedes and cancels any and all prior oral and written understandings (if any
























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such existed) respecting the same. No modification, amendment or waiver of this letter agreement or any provision(s) thereof shall have validity unless reduced to a writing executed on behalf of both parties.

Both Geon and O'Sullivan must agree to the foregoing terms before any exchange of information may occur. Please indicate O'Sullivan's agreement by executing an original of this letter and returning the executed original to me.


                                   Very truly yours,

                                   /s/ Don Knechtges, 12/16/98


Accepted and agreed to for
O'Sullivan Corporation:


By /s/ C. Bryant Nickerson
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   C. Bryant Nickerson

Title Treasurer, CFO and Secretary
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Date December 16, 1998
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